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Exhibit 99.1  Press Release



PRESS RELEASE
January 28, 2000

                              For further information contact:
                              David M. Bradley
                              Chairman, President and Chief Executive Officer North Central Bancshares, Inc.
                              825 Central Avenue
                              Fort Dodge, Iowa 50501
                              515-576-7531

                    NORTH CENTRAL BANCSHARES, INC. ANNOUNCES
                            STOCK REPURCHASE PROGRAM

Fort Dodge, Iowa, January 28, 2000 - North Central Bancshares, Inc. (Nasdaq:
"FFFD") (the "Company"), the holding company for First Federal Savings Bank of Iowa, announced that it will commence a stock repurchase program. The program authorizes the Company to repurchase up to 150,000 shares of its outstanding shares of common stock during the next twelve months. The repurchases will be made from time to time, in open market transactions, at the discretion of management.

This new program will commence at the completion of the Company's current repurchase program which began on November 4, 1999.

North Central Bancshares, Inc., with over $367 million in assets, is the holding company for First Federal Savings Bank of Iowa, a federally chartered stock savings bank. First Federal is a community-oriented institution serving Iowa through 8 full service locations in Fort Dodge, Nevada, Ames, Burlington, Mt. Pleasant, and Perry, Iowa. First Federal's deposits are insured by the Federal Deposit Insurance Corporation.